As filed with the Securities and Exchange Commission on May 2, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stanley Black & Decker, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	06-0548860
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1000 STANLEY DRIVE

NEW BRITAIN, CT 06053

(Address of Principal Executive Offices, Zip Code)

Stanley Black & Decker 2024 Omnibus Award Plan

(Full title of the plan)

Janet M. Link, Esq.

Senior Vice President, General Counsel and Secretary

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

(860) 225-5111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers 9,320,000 shares of common stock, $2.50 par value per share (“Common Stock”), of Stanley Black & Decker, Inc. (the “Registrant”) to be offered or sold under the Stanley Black & Decker 2024 Omnibus Award Plan (the “2024 Plan”)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the SEC on February 27, 2024;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2024 filed with the SEC on May 2, 2024;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 25, 2024, April 12, 2024 and May 1, 2024;

(d)

the description of the Common Stock contained in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the SEC on February 27, 2024, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock being registered pursuant to this Registration Statement has been passed upon by Janet M. Link, Senior Vice President, General Counsel and Secretary of the Registrant. Ms. Link holds options to purchase the Registrant’s Common Stock, owns shares of the Registrant’s Common Stock and is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Connecticut Business Corporations Act

Sections 33-770 through 33-776 of the Connecticut Business Corporation Act (the “CBCA”) provide that a corporation in the Registrant’s circumstances shall indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, including attorneys’ fees, for actions brought against him in his official capacity as a director or officer, when it is determined by a majority vote of qualified directors, by special legal counsel, or by qualified shareholders that he acted in good faith in a manner he reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his conduct was unlawful. The director or officer must also be indemnified when he is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he is entitled to indemnification or that it is fair and reasonable that the director or officer be indemnified. In connection with shareholder derivative suits, the director or officer may not be indemnified except for reasonable expenses incurred in connection with the proceeding (and then only if it is determined that he met the relevant standard of conduct described above), subject, however, to courts’ power under Section 33-774 to order indemnification. Unless ordered by a court under Section 33-774, a corporation may not indemnify a director with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not he was acting in his official capacity.

The Registrant

The Registrant’s Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages in an amount greater than the compensation received by that director for serving the Registrant during the year of the violation to the extent permitted by applicable law, which permits such limitation provided that such violation must not involve a knowing and culpable violation of law, enable the director or an associate to receive an improper personal economic gain, show a lack of good faith and a conscious disregard for the director’s duty to the corporation where the director was aware that the director’s conduct or omission created an unjustifiable risk of serious injury to the corporation, amount to an abdication of the director’s duty to the corporation, or create liability for an unlawful distribution.

The Registrant’s bylaws also provide for the indemnification of directors and officers to the extent permitted by applicable law.

The Registrant has purchased insurance providing officers and directors of the Registrant (and their heirs and other legal representatives) coverage against certain liabilities arising from negligent acts, errors, omissions or breaches of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Registrant against its obligation to provide indemnification as required by the above-described statute.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1(a)	Restated Certificate of Incorporation dated September 15, 1998 (incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 2010 filed on May 13, 2010)

4.1(b)	Certificate of Amendment to the Restated Certificate of Incorporation dated December 21, 2009 (incorporated by reference to Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 2010 filed on May 13, 2010)

4.1(c)	Certificate of Amendment to the Restated Certificate of Incorporation dated March 12, 2010 (incorporated by reference to Exhibit 3(iii) to the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 2010 filed on May 13, 2010)

4.1(d)	Certificate of Amendment to the Restated Certificate of Incorporation dated November 5, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 9, 2010)

4.1(e)	Certificate of Amendment to the Restated Certificate of Incorporation dated April 17, 2012 (incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed on May 2, 2012)

4.1(f)	Certificate of Amendment to the Restated Certificate of Incorporation dated May 17, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 17, 2017)

4.1(g)	Certificate of Amendment to the Restated Certificate of Incorporation dated November 13, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 13, 2019)

4.1(h)	Certificate of Amendment to the Restated Certificate of Incorporation dated May 15, 2020 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 15, 2020)

4.1(i)	Certificate of Amendment to the Restated Certificate of Incorporation, dated May 12, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 13, 2021)

4.1(j)	Certificate of Amendment to the Restated Certificate of Incorporation, dated November 15, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 17, 2022)

4.2	Bylaws, effective October 24, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 24, 2023)

4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 dated November 6, 2003)

5.1*	Opinion of Janet M. Link as to legality

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Janet M. Link (included in Exhibit 5.1)

24.1*	Stanley Black & Decker, Inc. Power of Attorney

99.1	The Stanley Black & Decker 2024 Omnibus Award Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 1, 2024)

107.1*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Britain, State of Connecticut, on May 2, 2024.

STANLEY BLACK & DECKER, INC.

By:	/s/ Janet M. Link
Name:	Janet M. Link
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 2, 2024

	Signature	Title

	/s/ Donald Allan, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)
Donald Allan, Jr.

	/s/ Patrick D. Hallinan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Patrick D. Hallinan

	/s/ Scot Greulach	Chief Accounting Officer (Principal Accounting Officer)
Scot Greulach

	*	Director
Andrea J. Ayers

	*	Director
Susan K. Carter

	*	Director
Debra A. Crew

	*	Director
Michael D. Hankin

	*	Director
Robert J. Manning

	*	Director
Adrian V. Mitchell

	*	Director
Jane M. Palmieri

	*	Director
Mojdeh Poul

* By:	/s/ Janet M. Link
Janet M. Link
Attorney-in-Fact